INTERVIDEO, INC.

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

InterVideo, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-107441 and 333-124542) of InterVideo, Inc. of our report dated March 31, 2005 relating to the consolidated balance sheet of InterVideo, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2005 Annual Report on Form 10-K of InterVideo, Inc.

/s/ KPMG LLP

Mountain View, California

March 31, 2006